Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                       PRESS RELEASE
For Immediate Release

OVERSEAS SHIPHOLDING GROUP ANNOUNCES NEW $500 MILLION
CREDIT FACILITY FOR FSO PROJECT

NEW YORK, NY – October 13, 2008 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, together with Euronav NV (EURONEXT BRUSSELS: EURN) announced today a $500 million senior secured term loan to finance the acquisition of TI Asia and TI Africa by joint venture companies owned equally by Euronav and OSG and the conversion of the ships into FSO (Floating Storage Offloading) service vessels. The vessels are scheduled to deliver to Maersk Oil Qatar on the Al Shaheen field offshore Qatar and start operation respectively on July and September 2009.

The credit facility is provided by ING, Fokus Bank, Fortis Bank (Belgium), Sumitomo Mitsui Banking Corporation, BNP Paribas and Nordea, acting as lead arrangers and ING as global coordinator and facility agent, and Danish Ship Finance, Deutsche Schiffsbank, Dexia Bank, Scotia Bank and Helaba Landesbank Hessen-Thuringen acting as co-arrangers. The facility has an eight-year maturity from the delivery dates of each of the two vessels on site. Borrowings under this facility bear interest at a rate based on LIBOR.

OSG and Euronav’s success at securing this bank facility during such a difficult financial market emphasizes not only the strength of the project and the charterer but also the strong support these banks have in both OSG and Euronav.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

About EURONAV

Euronav NV (EURONEXT BRUSSELS: EURN), is one of the world's leading independent tanker companies engaged in the ocean transportation of crude oil. As an integrated owner, operator and manager of modern, double-hulled VLCC and Suezmax tankers, Euronav provides complete shipping services in addition to the safe, reliable and efficient shipping of crude oil worldwide. More information is available at www.euronav.com.

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Contact OSG Jennifer L. Schlueter Head of Corp. Communications and Investor Relations Tel: 212.578.1634 jschlueter@osg.com	Contact Euronav Hugo De Stoop CFO Tel: +32.3.247.44.11 financial@euronav.com